Exhibit 99.2

TEREX LOAD KING

CONDENSED FINANCIAL STATEMENTS AS OF SEPTEMBER 30, 2009

AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 AND 2008 (unaudited)

TEREX LOAD KING

CONDENSED STATEMENT OF OPERATIONS

(unaudited)

(in thousands)

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008

Net sales to third parties	$5,217	$21,324
Net sales to related parties	382	4,444

Total net sales	5,599	25,768

Cost of goods sold to third parties	(5,792)	(19,827)
Cost of goods sold to related parties	(307)	(3,074)

Total cost of goods sold	(6,099)	(22,901)

Gross profit (loss)	(500)	2,867

Selling, general and administrative expenses	(1,860)	(2,726)

Income (loss) from operations	(2,360)	141

Other income (expense):
Interest income (expense) to related parties – net	(21)	(86)
Other income (expense)	4	(11)

Income (loss) before income taxes	(2,377)	44
Provision for income taxes	—	—

Net income (loss)	$(2,377)	$44

The accompanying notes are an integral part of these condensed financial statements.

TEREX LOAD KING

CONDENSED BALANCE SHEET

(unaudited)

(in thousands)

September 30, 2009
Assets
Current assets
Cash	$2
Trade receivables (net of allowance of $3)	573
Receivables from related parties	160
Inventories	2,195
Other current assets	7

Total current assets	2,937
Non-current assets
Property, plant and equipment – net	3,453

Total assets	$6,390

Liabilities and Equity
Current liabilities
Trade accounts payable	$292
Payables to related parties	695
Accrued compensation and benefits	556
Accrued warranties	76
Other current liabilities	92

Total current liabilities	1,711
Non-current liabilities
Notes payable to related parties	1,309

Total liabilities	3,020

Commitments and contingencies

Equity
Divisional equity	5,747
Accumulated deficit	(2,377)

Total equity	3,370

Total liabilities and equity	$6,390

The accompanying notes are an integral part of these condensed financial statements.

TEREX LOAD KING

CONDENSED STATEMENT OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended September 30, 2009	Nine Months Ended September 30, 2008
OPERATING ACTIVITIES
Net income (loss)	$(2,377)	$44
Adjustments to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation	402	271
(Gain) loss on sale of assets	(4)	11
Stock-based compensation expense	2	2
Changes in operating assets and liabilities
Trade receivables	2,912	811
Receivables from related parties	41	550
Inventories	205	1,807
Trade accounts payable	(804)	(838)
Payables to related parties	168	(1,014)
Accrued compensation and benefits	11	(911)
Accrued warranties	(358)	(752)
Customer advances	(147)	102
Other	(55)	229

Net cash (used in) provided by operating activities	(4)	312

INVESTING ACTIVITIES
Capital expenditures	—	(367)
Proceeds from sale of assets	4	55

Net cash provided by (used in) investing activities	4	(312)

FINANCING ACTIVITIES
Net cash provided by financing activities	—	—

Net change in Cash	—	—

Cash at Beginning of Period	2	2

Cash at End of Period	$2	$2

The accompanying notes are an integral part of these condensed financial statements.

TEREX LOAD KING

NOTES TO CONDENSED FINANCIAL STATEMENTS

September 30, 2009

(unaudited)

NOTE A – BASIS OF PRESENTATION

Nature of Operations. Terex Load King (the “Company”) is a wholly-owned operation within Terex Corporation (“Terex”).

The Company designs, manufactures and markets construction trailers used in the construction and rental industries to haul materials and equipment. The Company also produces trailers used by the United States military for critical hauling applications as well as bottom dump material trailers used to transport raw aggregates, crushed aggregates and finished hot mix asphalt paving material. The Company’s lowbed trailers are used primarily to transport construction equipment.

Going Concern. Due to the sharp decline in customer demand experienced during 2009 and the resulting decline in net sales and financial performance of the Company, Terex determined that it will exit the trailer business as part of its strategic plan and therefore cease the Company’s operations. The Company is currently subject to a potential transaction that would separate it from Terex. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Presentation. The Company is subject to a potential transaction that would separate it from Terex. The Company’s financial statements reflect the historical financial position, results of operations and cash flows as owned by Terex for all periods presented. Prior to the potential separation transaction, Terex has not accounted for the Company as, and the Company has not been operated as, a stand-alone company for the periods presented. The Company’s historical financial statements have been “carved out” from the Terex consolidated financial statements and reflect assumptions and allocations made by Terex. The condensed financial statements do not fully reflect what the Company’s financial position, results of operations and cash flows would have been had the Company been a stand-alone company during the periods presented. As a result, historical financial information is not necessarily indicative of what the Company’s results of operations, financial position and cash flows will be in the future. The Company’s historical financial statements were prepared using the Terex historical basis in the assets and liabilities of the business.

The Company’s historical financial statements include all revenues, costs, assets and liabilities directly attributable to its business. In addition, certain expenses reflected in the condensed financial statements include allocations of corporate expenses from Terex, which in the opinion of management are reasonable. All such costs and expenses have been either paid by the Company to Terex in the period in which the costs were recorded or accrued in Notes payable to related parties. Amounts due to or from Terex, related to a variety of intercompany transactions including the collection of trade receivables, payment of accounts payable and accrued liabilities, charges of allocated corporate expenses, and payments of taxes paid by Terex on behalf of the Company, have been classified within Notes payable to related parties.

In the opinion of management, all adjustments considered necessary for the fair statement of these interim financial statements have been made. Except as otherwise disclosed, all such adjustments consist only of those of a normal recurring nature. Operating results for the nine months ended September 30, 2009 are not necessarily indicative of results that may be reported for the year ending December 31, 2009.

Use of Estimates. The preparation of condensed financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates.

Cash and Cash Equivalents. As described in Note J – “Related Parties,” the Company has historically participated in a cash pooling arrangement with Terex; accordingly, substantially all cash derived from or required for the Company’s operations is applied to or against Notes payable to related parties. Amounts reflected in cash on the balance sheet relate to demand accounts operated directly by the Company to execute decentralized local transactions. Cash equivalents consist of liquid investments with original maturities of three months or less. The carrying amount of cash approximates its fair value.

Concentration of Risk. During the nine months ended September 30, 2009, the Company generated sales to a customer that exceeded 10% of total sales. This customer individually accounted for 13.3% of total sales.

Goodwill. Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is reviewed for impairment annually, and more frequently as circumstances warrant, and written down only in the period in which the recorded value of such assets exceed their fair value. The Company selected October 1 as the date for the required annual impairment test.

Goodwill is tested for impairment at the reporting unit level, which is defined as an operating entity that constitutes a business for which discrete financial information with similar economic characteristics is available and the operating results are regularly reviewed by the Company’s management. The Company has one reporting unit for goodwill impairment testing purposes.

The goodwill impairment analysis is a two-step process. The first step used to identify potential impairment involves comparing the reporting unit’s estimated fair value to its carrying value, including goodwill. The Company uses an income approach derived from a discounted cash flow model to estimate the fair value of its reporting unit. The initial recognition of goodwill, as well as the annual review of the carrying value of goodwill, requires that the Company develop estimates of future business performance. These estimates are used to derive expected cash flow and include assumptions regarding future sales levels, the impact of cost reduction programs, and the level of working capital needed to support the business. The Company relies on data developed by management as well as macroeconomic data in making these calculations. The discounted cash flow model also includes a determination of the Company’s weighted average cost of capital. The cost of capital is based on assumptions about interest rates as well as a risk-adjusted rate of return required by the Company’s hypothetical equity investors. Changes in these estimates can affect the present value of the expected cash flow that is used in determining the fair value of acquired intangible assets as well as the overall expected value of a given business.

The second step of the process involves the calculation of an implied fair value of goodwill for the reporting unit if step one indicated impairment. The implied fair value of goodwill is determined by measuring the excess of the estimated fair value of the reporting unit over the estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, then there is no impairment. If the carrying value of goodwill assigned to the reporting unit exceeds the implied fair value of the goodwill, then an impairment charge is recorded for the excess. An impairment loss cannot exceed the carrying value of goodwill assigned to a reporting unit and the subsequent reversal of goodwill impairment losses is not permitted.

As a result of the Company’s annual impairment test performed as of October 1, 2008, the Company recorded a non-cash charge of $7,992 thousand to reflect impairment of all of its goodwill in the fourth quarter of 2008.

Accounts Receivable and Allowance for Doubtful Accounts. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company determines the allowance based on historical customer review and current financial conditions. The Company reviews its allowance for doubtful accounts at least quarterly. Past due balances are reviewed on a pooled basis by type of receivable. Account balances are charged off against the allowance when the Company determines it is probable the receivable will not be recovered. Given current economic conditions, there can be no assurance that the Company’s historical accounts receivable collection experience will be indicative of future results. All receivables were trade receivables at September 30, 2009.

Accrued Warranties. The Company records accruals for potential warranty claims based on its claim experience. The Company’s products are typically sold with a standard warranty covering defects that arise during a fixed period the terms of which is a function of customer expectations and competitive forces. The length of warranty is a fixed period of time.

A liability for estimated warranty claims is accrued at the time of sale. The liability is established using historical warranty claim experience for each product sold. Historical claim experience may be adjusted for known design improvements or for the impact of unusual product quality issues. Warranty reserves are reviewed quarterly to ensure critical assumptions are updated for known events that may affect the potential warranty liability.

The following table summarizes the changes in the warranty liability (in thousands):

Balance as of January 1, 2009	$434
Accruals for warranties issued during the year	73
Changes in estimates	(331)
Settlements during the year	(100)

Balance as of September 30, 2009	$76

Income Taxes. The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. For financial reporting purposes, the provision for income taxes is calculated on a separate company income tax return basis.

The Company is a division of Terex Corporation which files as a member of the consolidated federal return. In addition, the Company does not have a tax sharing agreement with Terex Corporation or any other consolidated return parent company. As such, the Company has provided for taxes on a separate return basis and neither pays taxes to nor is compensated for tax losses used by other members of these consolidated return filings. See Note B – “Income Taxes.”

Subsequent Events. The Company assessed events occurring subsequent to September 30, 2009 through December 29, 2009 for potential recognition and disclosure in the condensed financial statements. As a result of heavy snowstorms during December, a portion of the Company’s operating facility roof has collapsed. The Company is in the process of assessing damages and insurance coverage.

Recent Accounting Pronouncements. In September 2006, the Financial Accounting Standards Board (“FASB”) issued fair value measurement guidance, which was later codified under ASC 820, “Fair Value Measurements and Disclosures.” This guidance was effective for fiscal years beginning after November 15, 2007 and for interim periods within those years. It defines fair value, establishes a framework for measuring fair value and expands the related disclosure requirements. This guidance applies under other accounting pronouncements that require or permit fair value measurements. The guidance indicates, among other things, that a fair value measurement assumes that the transaction to sell an asset or transfer a liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. This guidance defines fair value based upon an exit price model. In February 2008, the FASB issued further guidance to exclude accounting for leases from fair value measurement and to delay the effective date of fair value measurement for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) until the beginning of the first quarter of 2009. Effective January 1, 2009, fair value measurement was applied to nonfinancial assets and nonfinancial liabilities. The adoption of fair value measurements did not have a significant impact on the determination or reporting of the Company’s financial results.

In December 2007, the FASB issued a revision of business combinations guidance, which was later codified under ASC 805, “Business Combinations” (“ASC 805”). The revised guidance retains the underlying concepts that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but changes the application of the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation allowances and income tax uncertainties after the acquisition date generally will affect income tax expense. In April 2009, the FASB issued further guidance, which clarifies the initial and subsequent recognition, subsequent accounting, and disclosure of assets and liabilities arising from contingencies in a business combination. This requires that such contingencies be recognized at fair value on the acquisition date if fair value can be reasonably estimated during the allocation period. If the acquisition date fair value of an asset or liability cannot be reasonably estimated, the asset or liability would be measured at the amount that would be recognized based on guidance in ASC 450, “Contingencies,” which provides thresholds for recognition based on probability and the ability to reasonably estimate an amount or range of amounts. This guidance was effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, which, for the Company, was January 1, 2009. Adoption of this guidance did not have an impact on the determination or reporting of the Company’s financial results.

In April 2009, the FASB issued guidance related to interim disclosures about the fair value of financial instruments later codified under ASC 825, “Financial Instruments.” This guidance enhances consistency in financial reporting by increasing the frequency of fair value disclosures. It relates to fair value disclosures for any financial instruments that are not currently reflected on a company’s balance sheet at fair value. Prior to the effective date, fair values for these assets and liabilities have only been disclosed once a year. This guidance will now require these disclosures on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value. This guidance is effective for interim and annual periods ending after June 15, 2009, with early application permitted for periods ending after March 15, 2009. Adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In May 2009, the FASB issued guidance related to subsequent events, which was later codified under ASC 855, “Subsequent Events.” This guidance was effective for interim or annual financial periods ending after June 15, 2009. This guidance establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It also requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date—that is, whether that date represents the date the financial statements were issued or were available to be issued. This disclosure should alert all readers of financial statements that an entity has not evaluated subsequent events after that date in the set of financial statements being presented. Adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

In June 2009, the FASB issued guidance to establish the FASB Accounting Standards Codification™ (“Codification”). The Codification will be the single source of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative generally accepted accounting principles for SEC registrants. All existing accounting standards are superseded as described in the guidance. All other accounting literature not included in the Codification is nonauthoritative. This statement is effective for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a significant impact on the determination or reporting of the Company’s financial results.

NOTE B – INCOME TAXES

During the nine months ended September 30, 2009, the Company recognized no income tax provision on a pre-tax loss of $2,377 thousand, an effective tax rate of 0%, as compared to no income tax expense on pre-tax income of $44 thousand, also an effective tax rate of 0%, for the nine months ended September 30, 2008. The Company does not believe the realization of its deferred tax assets, including its net operating loss carry forward, is more likely than not and the Company has sufficient net operating loss carry forwards to offset its income for the nine months ended September 30, 2008. Therefore, no income tax expense or benefit was recorded for either period.

The Company conducts business principally in the United States and is included in its parent’s consolidated tax returns. In the normal course of business, Terex is subject to examination by taxing authorities. Various Terex entities are currently under audit. It is not expected that the results of any of the examinations would have a material impact on the Company.

The Company is a division of a legal entity included in the filing of consolidated income tax returns by Terex. Terex evaluates the realizability of its deferred tax assets each reporting period. The Company must consider all available evidence, both positive and negative, in evaluating the future realizability of its deferred tax assets, including tax loss carryforwards. Realization requires sufficient taxable income to utilize deferred tax assets. The Company records a valuation allowance for each deferred tax asset for which realization is assessed as being not more likely than not. The Company’s assessment that deferred tax assets will not be realized is based on historical results from operations and estimates of future tax losses. This assessment could change, however, if estimates of future taxable income or loss are significantly different than anticipated. During the nine months ended September 30, 2009, there was no significant change in the Company’s assessment of the realizability of its deferred tax assets.

NOTE C – INVENTORIES

Inventories consist of the following (in thousands):

September 30, 2009
Finished equipment	$465
Work-in-process	74
Raw materials and supplies	1,656

Inventories	$2,195

At September 30, 2009, the Company had inventory reserves of $288 thousand for lower of cost or market adjustments, excess and obsolete inventory.

NOTE D – PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following (in thousands):

September 30, 2009
Property	$133
Plant	1,898
Equipment	2,582

4,613
Less: Accumulated depreciation	(1,160)

Net property, plant and equipment	$3,453

NOTE E – GOODWILL

Goodwill, representing the difference between the total purchase price and the fair value of assets (tangible and intangible) and liabilities at the date of acquisition, is reviewed for impairment annually, and more frequently as circumstances warrant, and is written down only in the period in which the recorded value of such assets exceed their fair value. The Company performed its most recent annual review of the carrying value of its goodwill as of October 1, 2008. As a result of the Company’s annual impairment test, the Company recorded non-cash charges totaling $7,992 thousand to reflect impairment of all of its goodwill in the fourth quarter of 2008. As part of the Company’s impairment analysis for its reporting unit, management determined the fair value of its reporting unit based on estimates of its future cash flows. The fair value reflected reductions in the estimated future cash flows based on lower expectations for growth and profitability resulting primarily from the downturn in the economy. The implied fair value of the reporting unit’s goodwill was compared to the actual carrying amount of goodwill to determine the amount of the impairment charge.

NOTE F – RESTRUCTURING AND OTHER CHARGES

The Company continually evaluates its cost structure to ensure that it is appropriately positioned to respond to changing market conditions. Given recent economic trends, in 2008 the Company initiated a restructuring program to better utilize its workforce to match the decreased demand for its products. The restructuring activities reduced the number of team members and caused the Company to incur costs for employee termination benefits related to the team member reductions. During 2009, the Company again entered into a restructuring program designed to further reduce its workforce to match the decrease in demand for its products. The following table provides a rollforward of the restructuring reserve and the line items in the Statement of Operations, Cost of goods sold to third parties (“COGS”) or Selling, general and administrative expense (“SG&A”), in which these activities were recorded (in thousands, except headcount):

	Number of headcount reductions (1)	Restructuring reserve at January 1, 2009	Restructuring charges		Cash expenditures	Restructuring reserve at September 30, 2009
			COGS	SG&A
2009 Restructuring Activity	4	$—	$25	$—	$(25)	$—

(1)	Headcount data not in thousands

The total amount expected to be incurred under this program is $25 thousand. For the nine months ended September 30, 2008, the Company incurred $2 thousand of restructuring charges related to headcount reductions which were recorded in SG&A.

NOTE G – SAVINGS PLANS

The Company participates in various tax deferred savings plans sponsored by Terex into which eligible employees may elect to contribute a portion of their compensation. The Company may, but is not obligated to, contribute to certain of these plans. During the nine months ended September 30, 2009, the Company contributed $75 thousand to these savings plans.

NOTE H – EQUITY

Long-Term Incentive Plans.

Terex provides a long-term incentive plan (“the Plan”) to assist in attracting and retaining selected team members, including certain team members of the Company, who will contribute to the achievement of long-term objectives of Terex. The Plan authorizes the granting of (i) options to purchase shares of common stock of Terex, (ii) stock appreciation rights, (iii) stock purchase awards, (iv) restricted stock awards and (v) performance awards.

During the nine months ended September 30, 2009, 1,000 restricted stock awards of Terex common stock were granted with a weighted average grant date fair value of $7.89 per share.

Compensation expense recognized under stock-based compensation arrangements was $2 thousand for each of the nine months ended September 30, 2009 and 2008. The stock-based compensation expense was included in SG&A expense in the Condensed Statement of Operations.

Changes in Equity

The following table presents the changes in the equity accounts for the nine months ended September 30, 2009:

	Accumulated Deficit	Divisional Equity	Total Equity
Balance at January 1, 2009	$(2,421)	$5,747	$3.326
Net income	44	—	44

Balance at September 30, 2009	$(2,377)	$5,747	$3,370

NOTE I – LITIGATION AND CONTINGENCIES

In the normal course of business, lawsuits alleging damages for accidents that have occurred during the use or operation of the Company’s products may be filed. The Company is insured for product liability, general liability, workers’ compensation, employer’s liability, property damage and other insurable risk required by law or contract with retained liability to the Company or deductibles. Should the Company become involved in a lawsuit, a liability in the amount of management’s estimate of the Company’s aggregate exposure for such retained liabilities and deductibles would be recorded. For such retained liabilities and deductibles, the Company determines its exposure based on probable loss estimations, which requires such losses to be both probable and the amount or range of possible loss to be estimable. Management does not believe that the final outcome of such matters will have a material adverse effect on the Company’s financial position.

From time to time, the Company is involved in various other legal proceedings, including workers’ compensation liability and intellectual property litigation, which have arisen in the normal course of its operations. The Company records provisions for estimated losses in circumstances where a loss is probable and the amount or range of possible amounts of the loss is estimable.

NOTE J – RELATED PARTIES

As discussed in Note A – “Basis of Presentation,” the Company is a wholly-owned operation within Terex Corporation. These condensed financial statements reflect allocated expenses associated with centralized Terex support functions including legal, accounting, tax, treasury, internal audit, information technology, human resources and other services. These expenses have been allocated to the Company primarily based on its relative sales to Terex. All of the allocations are based on assumptions that management believes are reasonable; however, these allocations are not necessarily indicative of the costs and expenses that would have resulted if the Company had operated as a stand-alone entity.

Amounts due to or from Terex and its affiliates, are related to a variety of intercompany transactions between the Company and Terex affiliates. Receivables from Terex and its affiliates relate primarily to cash generated from operations that is swept into a cash pool. Current payables to Terex and its affiliates relate primarily to cash used in operations. Notes payable to related parties relates to expense allocations discussed above as well as treasury cash pooling activities that represent amounts owed for operations. The Company also has amounts recorded in divisional equity that represent contributions related to the historical purchase of the operating business.